EXHIBIT 10.43

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of July 3, 1997, by and between LaserSight Technologies, Inc., a Delaware corporation (the "Company"), and J. Richard Crowley, an individual residing, at the time of entering into this Agreement, in the State of Florida (the "Executive").

                                    RECITALS
                                    --------

Whereas, Executive desires to be employed as the Chief Operating Officer of the Company with a title to be conferred immediately upon assuming the duties of the position; and

Whereas, the Company desires to retain the Executive as its Chief Operating Officer of the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment of the Executive. Subject to the terms and conditions of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts such employment and agrees to perform the services specified herein.

         2. Duties. The Executive shall report to the President of the Company and have authority and responsibility, in accordance with policies of the Company, for the operations of the various subsidiaries and departments of the Company. During the term of his employment hereunder, the Executive shall:

            (a)  Perform  to  the  best  of  his  ability,   those  duties
         reasonably assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company, provided, however, that such duties shall be reasonably related to the positions held by the Executive pursuant hereto;

            (b) Devote his full time and first priority business efforts to the Company's business, provided that nothing herein shall prohibit Executive from spending reasonable amounts of time for personal affairs, including, without limitation, serving as a director of companies, and managing his personal investments, provided Executive devotes an average minimum of forty (40) hours per week to performing his duties hereunder; and

            (c) Carry out Company policies and directives in a manner which promotes and develops the Company's best interests.

         3. Salary. The Company shall pay Executive an initial base salary ("Base Salary") at an annual rate of One Hundred Twenty Five Thousand Dollars ($125,000.00) which shall be payable in equal installments in accordance with the Company's customary method of salary payments for senior executives of the

Company (but not less than monthly). The Company may adjust the Base Salary from time to time.

         4. Additional   Compensation.   Immediately  upon  execution  of  this
Agreement, or if later, the date the Executive becomes employed by the Company, the Executive will be granted Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code) for 80,000 shares of the Company's common stock at an option price per share equal to the Fair Market Value per share, as defined in the LaserSight Incorporated ("LSI") 1996 Equity Incentive Plan (the "1996 Equity Incentive Plan"), on the date of grant which shall be July 3, 1997. Such Incentive Stock Options shall be granted to Executive pursuant to that certain 1996 Equity Incentive Plan. The options for said 80,000 shares shall vest as follows: (a) 20,000 shares on July 3, 1997, (b) 20,000 shares on July 3, 1998,
(c) 20,000 shares on July 3, 1999, and (d) 20,000 shares on July 3, 2000. Should Executive's employment end for any reason prior to the time all options are vested, any and all non-vested options shall terminate and thereafter be considered null and void.

         5. Fringe Benefits. During the term of his employment hereunder, the Executive shall be entitled to all fringe benefits and perquisites which that Company from time to time makes available to other senior executives of the Company, on such terms and levels as are at least commensurate with those provided to such other senior executives, including, without limitation, health insurance, vacation, sick days 401K pension contributions and any Local, State and Federal contributions.

         6. Terms of Employment:  Severance.

            (a) The term of this Agreement shall begin on the date hereof and shall continue for a period of two (2) years, unless terminated as provided in this Section 6.

            (b) Notwithstanding the foregoing, the Executive's employment hereunder may be terminated by the Company at any time for Cause (as defined in Section 9). Company also may terminate Executive's employment at any time with or without Cause or advance notice.

            (c) Notwithstanding the foregoing, the Executive's employment hereunder shall terminate in the event of his death or Disability (as defined in Section 9).

            (d) Notwithstanding the foregoing, the Executive's employment hereunder may be terminated by the Executive at any time for Good Reason (as defined in Section 9) upon prior written notice to the Company specifying therein the grounds for termination and the effective date of termination.

            (e)  In  addition  to  all  other  rights  of  Executive   and
         obligations of the Company described herein which arise or continue upon termination of Executive's employment, the following shall apply:
         Upon termination of the Executive's employment hereunder for any reason whatsoever, the Company shall pay to the Executive all salary, benefits, bonuses and other Compensation (as defined in Section 10) (including reimbursements) earned through the effective date of termination.

            (f) If the Executive's employment hereunder is terminated by the Company without Cause, Company shall continue to pay Executive his Base Salary at its then-current level, for a period of six (6) months after termination. In addition, Executive shall be entitled to receive a lump sum payment in an amount equal to the total of Executive's Base Salary and any bonus compensation received during the immediately preceding twelve (12) month period if (i) Executive's employment is terminated for Good Reason pursuant to Section 9(e)(iv), or (ii) Executive's employment is involuntarily terminated within twelve months after a Change in Control (as defined herein) or a Change in Ownership (as defined herein). For purposes of this Agreement, Change in Control shall mean a change in the composition of the Board of Directors of LSI which results in a majority of the members thereof being persons who were not nominated for election as directors by the stockholders at the prior annual meeting of LSI or a change in the Chief Executive Officer of LSI and Change in Ownership shall mean that LSI ceases to own at least a majority of the Company's outstanding voting securities.

         7. Restriction Against Competition.

            (a) The Executive agrees that while he is employed by the Company pursuant to this Agreement and during the twelve (12) month period following the effective date of termination of this Agreement for any reason, the Executive shall not, directly or indirectly, as a partner, officer, director, agent, consultant, employee, or otherwise:

                (i) engage in any business that competes with the business of the Company (herein to mean all Subsidiaries, divisions, and assigns of the Company) as conducted by the Company as of the effective date of the termination of this Agreement in any state where the Company is conducting business;

                (ii)   purposefully   interfere   or   attempt   to interfere
                       with any of the Company's contracts or business relationships or advantages existing and in effect as of the effective date of termination of this Agreement;

                (iii) solicit for employment, either directly or indirectly, for himself or for another, any of the technical or professional employees employed by the Company, except that with respect to the twelve (12) month period following the effective date of termination of this Agreement, such restriction shall apply only to such employees employed by Company on the effective date of termination of this Agreement or within six (6) months prior thereto;

                (iv) purposefully interfere with the business relationship of or solicit the business or orders of (a) a customer of the Company, except that with respect to the twelve (12) month period following the effective date of termination of this Agreement, such restriction shall apply only to such customers existing on the effective date of termination of this Agreement, or within sixty (60) days prior thereto, or (b) a prospective or potential customer of the Company, except that with respect to the two-year period following the effective date of termination of this Agreement, such restriction shall apply only to prospective or potential customers (i) to whom the Company has submitted a formal quotation within the past one year prior to the effective date of termination of this Agreement, or (ii) that have been previously listed or identified in writing by the Company as a business prospect at any time during the twelve (12) months preceding the effective date of termination of this Agreement.

            (b) The parties agree that if the Executive commits a breach of the covenants of this Section 7, the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that such breach would cause irreparable injury to the parties and that money damages would not provide an adequate remedy therefor.

         8. Protection of Confidential Information and Trade Secrets of the Company.

            (a) Confidentiality. During the term of this Agreement and for a period of twelve (12) months after any termination or expiration thereof, Executive agrees that he will not use for himself or others or divulge or convey to others any secrets or confidential information, knowledge or data of the Company obtained by the Executive during his employment with the Company. The term "secret or confidential information, knowledge or data" shall not be deemed to include information that is published, information that is generally known throughout the industry or which generally is available to the industry without restriction through no fault of the Executive.

            (b) Injunctive Relief. The Executive agrees that the Company's remedies at law for any breach or threat of breach by him of the provisions of paragraph (a) of this Section 8 will be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provision of paragraph (a) of this Section 8 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which the Company may be entitled to by law or equity.

            (c) Return of Document and Other Property. Upon the termination of the Executive's employment with the Company, or any time upon the request of the Company, the Executive shall deliver to the
         Company (i) all documents and materials containing secret or confidential information, knowledge or data relating to the Company's business and affairs, and (ii) all documents, materials and other property belonging to the Company, which in either case are in the possession or under the control of the Executive.

         9. Certain Defined Terms. For the purposes of this Agreement, the following definitions shall apply:

            (a) "Affiliate" shall mean with respect to any Person, (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person or (ii) any Person who is a director or executive officer (A) of such Person, (B) of an Subsidiary of such Person or (C) of any Person described in the foregoing clause(i). For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (1) to vote or direct the voting of more than 20% of the outstanding voting securities of such Person, or (2) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            (b) "Cause" shall mean any of the following:

                (i) The Executive's conviction (including a plea of nolo contendere) of any crime involving moral turpitude, the theft or willful destruction of money or other property of the Company or any customer or his conviction of any felony crime.gs;

                (ii)   The  Executive's   continuous  inability  to
                       perform his responsibilities due to his
                       habitual abuse of alcohol or prescribed
                       drugs or any use of illegal drugs;

                (iii)  The   Executive's    commission   of   theft,
                       embezzlement or fraud against the Company;

                (iv) The Executive's willful damage of the Company's property, business reputation, or good will;

                (v) The Executive's deliberate neglect of duty, or material breach of this Agreement;

                (vi) The Executive's refusal to perform any reasonable order of the Company; or

                (vii) The Executive's misrepresentation or concealment of a material fact for the purpose of securing or maintaining this Agreement.

The term "Cause" shall not mean any act or omission believed by the Executive to have been in or not opposed to the best interests of the Company, any act or omission lacking the intent of the Executive to gain a profit to which he is not legally entitled, or any other matter not specifically described in clauses (i) through (vii) above.

            (c) "Compensation" shall mean, with respect to any Person, all payments and accruals, if any, commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements, bonus payments and accruals, profit sharing arrangement, payments in respect of equity options or phantom equity options or similar arrangements, equity appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, made to or accrue for the account of such Person otherwise for the direct or indirect benefit of such Person, plus auto benefits provided to such Person, if any.

            (d) "Disability" shall mean the inability by reason of illness or other incapacity, of the Executive to perform the essential functions of his then regular employment with the Company.

            (e) "Good Reason" shall mean:

                (i) any material breach or default by the Company of any material obligation of this Agreement;

                (ii) any material change by the Chief Executive Officer or Board of Directors of the Company in the duties to be performed or titles to be held by the Executive pursuant hereto without his prior written consent, which consent may be reasonably withheld;

                (iii) any material reduction in the Executive's salary, benefits, bonuses or other Compensation pursuant to this Agreement, unless similar reductions are also made to the salary, benefits, bonuses or other compensation, as applicable, payable to other executive officers of the Company or any Subsidiary or Affiliate thereof and such reductions are made for justifiable business reasons; or

                (iv) within one year after a Change in Control or a Change in Ownership any of the following occur: (A) Executive's Base Salary is reduced, (B) any bonus plan in which Executive participates is discontinued or not continued in substantially the same form,(C)Executive is assigned to duties inconsistent with his duties or responsibilities prior to a Change in Control or Change in Ownership, or (D)Executive experiences the discontinuance or reduction of any material fringe benefits which were in effect before the Change in Control or Change in Ownership.

            (f)    "Person"   shall mean  an individual or corporation,
         association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

            (g) "Subsidiary" shall mean as to any Person a corporation, partnership or other entity of which 25% of outstanding shares of voting stock or other equity ownership are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and shall include any such entity which becomes a Subsidiary of such Person after the date hereof. Consolidated Subsidiary shall mean any Subsidiary of which 51% or more of the outstanding shares or voting stock or other equity ownership are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person and shall include any such entity which becomes a Subsidiary of such Person after the date hereof.

         10. Payment. Except as specifically provided herein, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts paid or payable to the Executive form any source and regardless of any amounts of salary, compensation or other amounts which would have been payable to Executive had Executive sought other employment; provided that the Company shall be permitted to make all payments pursuant to this Agreement net of any legally required tax withholdings. The Executive shall not be required to seek other employment, and there shall be no offset to amounts due hereunder as a result of any salary, compensation or other amount the Executive may be paid from other sources. The Company shall not be entitled to offset any claim it may have against the Executive pursuant to the Stock Option Agreement or otherwise against its obligations to the Executive hereunder.

         11. Expenses. In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party, if any, shall be entitled to recover all litigation costs and reasonable attorney's fees and expenses from the non-prevailing party.

         12. Entire Agreement. This Agreement and the Stock Option Agreement comprises the entire agreement between the parties hereto and as of the date of this Agreement, supersedes, cancels and annuls any and all prior agreements between the parties hereto with respect to the Executive's employment by the Company.

         13. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any portion so declared to be invalid shall, if possible, be construed in a manner which will give effect to the terms of such portion to the fullest extent possible while remaining lawful.

         14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives. The Executive may not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the written consent of the Company; provided, however, that Executive may, without the Company's prior consent, assign his rights to payment hereunder.

         15. Notice. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when received by certified and registered United States mail, postage prepaid, by overnight courier, telecopy or when personally delivered, addressed as follows:


If to the Company:

                           LaserSight Technologies, Inc.
                           12249 Science Drive
                           Orlando, Florida  32826
                           Fax No.: (407) 382-2701

with a copy to:            LaserSight Incorporated
                           12249 Science Drive
                           Orlando, Florida  32826
                           Fax No.: (407) 382-2701

If to the Executive:

                           J. Richard Crowley
                           8516 Summerville Place
                           Orlando, Florida  32819

Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party; in accordance with this Section. Telecopy notices must be followed up with the original by certified mail, postmarked within one (1) business date of the telecopy.

         16. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive. No failure or delay on the part of either party to this Agreement in the exercise of any provision or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right.

The signatories affirm that they have the authority to execute this Agreement and do so willingly.


LASERSIGHT TECHNOLOGIES, INC.

/s/Michael R. Farris
---------------------------------
Executed November 9, 1999

By: Chief Executive Officer
   ------------------------------

/s/J. Richard Crowley
---------------------------------
J. Richard Crowley